EXHIBIT (H)(13)
                                                                 ---------------

                               AMENDMENT NO. 1 TO
                                LICENSE AGREEMENT

         This Amendment No. 1 to the License Agreement dated April 16, 2001 between Dow Jones & Company, Inc. ("Dow Jones") and North Track Funds, Inc. (the "Licensee") (the "License Agreement"), is made this January 1, 2004 (the "Amendment Effective Date") by and between Dow Jones and the Licensee.

         WHEREAS, Licensee would like access to use indexes in addition to what is currently licensed under the License Agreement, and Dow Jones is willing to license such indexes;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the License Agreement, it is agreed as follows:

         1. Dow Jones' obligations set forth in this Amendment shall commence as of January 1, 2004.

         2. The Dow Jones Equity Income 100 Index shall be added to the definition of Indexes set forth in the first "Whereas" clause of the License Agreement.

         3. "Dow Jones Equity Income 100 Index" shall be added to the definition of Dow Jones Marks set forth in the second "Whereas" clause of the License Agreement.

         4. Notwithstanding anything to the contrary herein, Licensee may terminate this Agreement with respect to one or more Indexes upon ninety (90) days' written notice to Dow Jones.

         5. Schedule A to the License Agreement shall be deleted in its entirety and replaced with the Replacement Schedule A attached to this Amendment.

         6. Schedule B to the License Agreement shall be deleted in its entirety and replaced with the Replacement Schedule B attached to this Amendment.

         7. Except as expressly modified hereby, all other provisions in the License Agreement shall remain in full force and effect. Except as otherwise specified, all terms used in this Amendment shall have the meaning ascribed to them in the License Agreement.
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                                                                 EXHIBIT (H)(13)
                                                                 ---------------

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the License Agreement to be executed as of the date first set forth above.

                                           DOW JONES & COMPANY, INC.



                                           By:
                                                   -----------------------------
                                           Name:   Michael A. Petronella
                                           Title:  President, Dow Jones Indexes
                                           Date:
                                                   -----------------------------


                                           NORTH TRACK FUNDS, INC.



                                           By:
                                                   -----------------------------
                                           Name:   David G. Stoeffel
                                           Title:  President
                                           Date:
                                                   -----------------------------

                                                                 EXHIBIT (H)(13)
                                                                 ---------------

                             REPLACEMENT SCHEDULE A
                             ----------------------
                  PRODUCTS AUTHORIZED FOR ISSUANCE BY LICENSEE
                  --------------------------------------------


1. An investment fund ("Funds") (i) that is an investment company registered under the Investment Company Act of 1940, (ii) whose investment objective is to replicate the performance of any of the Indexes (except that Licensee may engage in the practice of overweighting/underweighting the components of the Index and may engage in the strategy involving investment in shares of exchange-traded funds), and (ii) that is not traded or listed on an Organized Securities Markets (as defined below) (e.g., is not exchange traded, electronically or otherwise).

"Organized Securities Market" shall mean a U.S. national securities exchange, an automated quotation or other electronic trading system of a U.S.-registered securities association, a foreign securities exchange or any other domestic or foreign securities market determined by Dow Jones in its reasonable judgment to constitute an Organized Securities Market.

The name of the Funds shall be subject to Dow Jones's prior written consent. In that regard, Dow Jones hereby consents to the names of the following two Funds:
North Track Dow Jones US Health Care 100 Plus Fund and North Track Dow Jones US Financial 100 Plus Fund.

And/or

2. Any of the following Structured Products based on the Dow Jones Equity Income 100 Index:

A. Over-the-Counter (OTC) Options (non-exchange traded) that have the following characteristics:

The Options will be customized over-the-counter put and call options whose terms shall be subject to negotiation between the parties;

The Options will not be issued by or cleared by the Options Clearing Corporation or a similar entity; and

The Options will not be traded on an Organized Securities Market. As used in this Schedule;

B. OTC Privately Placed Debt Obligations ("Privately Placed Debt"), including notes, bonds, debentures, guaranteed investment contracts, and commercial paper (whether or not evidenced by a certificate or instrument) where the principal of, or interest payable on, such debt obligations, or both, is linked to one or more of the Indexes. Such debt obligations shall be privately placed, and will not be traded on an Organized Securities Market.
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                                                                 EXHIBIT (H)(13)
                                                                 ---------------

C. OTC Swaps Agreements ("Swaps") which involve the exchange of cash flows, one or more of which are linked to one or more of the Indexes; provided, however, that the Swaps (1) have individually tailored terms; (2) do not involve exchange-style offset; (3) do not involve a clearing organization or margin system; (4) are undertaken in conjunction with a line of business; (5) are not marketed to the public; and (6) are entered into and terminated (whether by sale, assignment, otherwise) based upon private negotiations.

D.    Publicly Offered Debt Obligations

(i) North American, which shall be the same instruments described in the first sentence of B above, except that such instruments shall be permitted to be listed and traded on any Organized Securities Market in North America. As used in this Schedule, "North America" shall mean the United States, Canada, Mexico, the Caribbean Islands and Bermuda.

(ii) Non-North American, which shall be the same instruments described in the first sentence of B above, except that such instruments shall be permitted to be listed and traded on any Organized Securities Market outside North America.

E. Indexed Warrants - Indexed instruments that, in exchange only for the payment to or on behalf of the issuer of a non-refundable cash premium, give the holder the limited right to acquire from the issuer either a fixed quantity of indexed underlying securities against payment of a stated exercise price, or an amount of cash representing the value of the index above or below a stated level, until a stated expiration date. Indexed Warrants shall not include put or call options that are issued or cleared by the Options Clearing Corporation or a similar entity or that involve issuance of a new option each time there is a trade in which an option is acquired by a holder.

(i) North American and South American, i.e., Warrants which may be listed or traded on any Organized Securities Market in North America or South America, but excluding those Warrants having a term to maturity of twenty-four (24) months or less at the time of original issuance.

(ii) Non-North or South American, i.e., Warrants which may be listed or traded on any Organized Securities Market outside North America or South America regardless of term to maturity at the time of issuance, but, in the case of any Warrant to be traded during hours which overlap with the hours 9:30 a.m. to 4:15 p.m. Eastern Time, such Warrant may be listed only on any Organized Securities Market in continental Europe, the United Kingdom or Ireland.

F. Institutional Certificates of Deposit, i.e., where the principal of, or interest payable on, such Deposits, or both, is linked in whole or in part to one or more of the Indexes. Such Deposits shall be privately placed and offered exclusively to "accredited investors" (as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) in denominations of an amount equal to not less than $25,000 (or the equivalent in another currency).
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                                                                 EXHIBIT (H)(13)
                                                                 ---------------

G. Retail Certificates of Deposit, i.e., where the principal of, or interest payable on, such Deposits, or both, is linked in whole or in part to one or more of the Indexes. Such Deposits shall be offered in denominations of an amount equal to not less than $1000 (or the equivalent in another currency).

H. Index Participation Certificate, i.e., shall be a Publicly-Offered Debt Obligation, where the principal of, or interest payable on, such Certificates, or both, is linked in whole or in part, to the performance of an Index. The Index Participation Certificate may have an open-end maturity date, but in no event shall the Certificate constitute an investment fund or have more than one market maker.

I. Guaranteed "Fund", i.e., shall be a structured product, where the principal of such product is guaranteed, and the interest payable on such product is linked, in whole or in part, to the performance of an Index. The product has a fixed maturity date.

o In no event may any Product constitute a futures contract or an option on a futures contract as determined by Dow Jones in its reasonable judgment

                                                                 EXHIBIT (H)(13)
                                                                 ---------------

                                   REPLACEMENT
                                   -----------
                                   SCHEDULE B
                                   ----------
                                  LICENSE FEES
                                  ------------


Licensee shall pay license fees in accordance with the following:

l. A one-time Set Up Fee in the amount of US$15,000 with respect to the Dow Jones Equity Income 100 Index ("DJEI 100"), shall be paid on January 1, 2004; and

2.    An annual license fee with respect to the DJEI 100 equal to the greater of
(A) US$15,000 (the "Fixed Annual DJEI 100 Fee") and (B) (0.0002) X total assets under management and notional value of Products in the aggregate based on or benchmarked against the DJEI Index up to and including $250 million and (0.00015) X total assets under management and notional value of Products in the aggregate based on or benchmarked against the DJEI Index over $250 million ("Adjustable DJEI 100 License Fee"). The Fixed Annual DJEI 100 Fee shall be payable in quarterly installments in arrears together with the General Annual Minimum Payment (defined below). At the end of each Year (defined below), Licensee shall pay the difference between the Adjustable DJEI 100 License Fee and the Fixed Annual DJEI Fee for such Year; and

3. During the Term, in each Year, the Licensee will also pay to Dow Jones a flat annual minimum payment of $32,500 in respect of the twelve-month period commencing on such anniversary date (each, an "General Annual Minimum Payment"), which shall be payable in equal installments quarterly in arrears; and

4. During each Year of the Term, the Licensee will provide to Dow Jones a written report (each, a "Monthly Report"), within 10 days after each month-end, which sets forth (i) the asset balance for each Fund at such month-end, and (ii) a calculation of the Rolling Average Asset Balance (defined below) at such month-end. Within 10 days after each Quarter-end (defined below) during each Year of the Term, the Licensee will pay (each, a "Quarterly Payment") to the Dow Jones affiliate designated by Dow Jones an amount equal to one-quarter of the Basis Point Amount (defined below); provided, however, that, in each year of the Term, Licensee shall be entitled to apply a credit in an amount equal to the General Annual Minimum Payment against the aggregate of the Quarterly Payments for that year until such credit is depleted. Licensee shall send the Monthly Report to Dow Jones by fax/email and/or regular mail to (609) 520 - 7030/djgi@wsj.dowjones.com/Dow Jones & Company, P.O. Box 300, Princeton, NJ 08543 Attn: Michael Petronella, respectively.

All amounts will be paid in cash and will be non-refundable. All amounts are stated in U.S. dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal. All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

The terms hereof shall be deemed "Confidential Information" for purposes of
Section 7(b) of this Agreement.

                                                                 EXHIBIT (H)(13)
                                                                 ---------------

Definitions:

"Basis Point Amount" means, at any time during a Year, an amount equal to two basis points (.0002) on the then Rolling Average Asset Balance (or any portion thereof) up to and including $250 million and 1.5 basis points on then Rolling Average Asset Balance (or any portion thereof) above $250 million.

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Funds (except Funds based on the DJEI Index) in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for the Funds for such Quarter and dividing the result by three (i.e., the number of months in the Quarter).

"Year" means a twelve-month period commencing on the Commencement Date or on any anniversary of the Commencement Date.